UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Amendment No. 2

INTERMOLECULAR, INC.

(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE

(Title of Class of Securities)

45882D109

(CUSIP Number)

DECEMBER 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐     Rule 13d-1(b)

☐     Rule 13d-1(c)

☒     Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Name of Reporting Persons CMEA Ventures VI Management, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 45882D109	Page 3 of 13 Pages

1.	Name of Reporting Persons CMEA Ventures VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 45882D109	Page 4 of 13 Pages

1.	Name of Reporting Persons CMEA Ventures VI Verwaltungs GmbH
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 45882D109	Page 5 of 13 Pages

1.	Name of Reporting Persons CMEA Ventures VI GmbH & Co. KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 45882D109	Page 6 of 13 Pages

1.	Name of Reporting Persons Thomas R. Baruch
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45882D109	Page 7 of 13 Pages

1.	Name of Reporting Persons David J. Collier
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45882D109	Page 8 of 13 Pages

1.	Name of Reporting Persons Faysal A. Sohail
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45882D109	Page 9 of 13 Pages

1.	Name of Reporting Persons James F. Watson
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power See Item #5
	6.	Shared Voting Power See Item #5
	7.	Sole Dispositive Power See Item #5
	8.	Shared Dispositive Power See Item #5
9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item #5
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) See Item #5
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45882D109	Page 10 of 13 Pages

Item 1(a) Name of Issuer

Intermolecular, Inc. (the “Issuer”).

Item 1(b) Address of Issuer’s Principal Executive Offices

3011 N. First Street, San Jose, California 95134.

Item 2(a) Name of Person Filing

CMEA Ventures VI, L.P. (“CMEA VI”); CMEA Ventures VI GmbH & Co. KG (“CMEA VI GmbH”); CMEA Ventures VI Management, L.P. (“CMEA VI Management”), which is the sole General Partner of CMEA VI and the managing Limited Partner of CMEA VI GmbH; CMEA Ventures VI Verwaltungs GmbH (“CMEA VI Verwaltungs”), which is the sole General Partner of CMEA VI GmbH; Thomas R. Baruch (“Baruch”), David J. Collier (“Collier”), Faysal A. Sohail (“Sohail”), and James F. Watson (“Watson”), each of whom is a General Partner of CMEA VI Management. CMEA VI, CMEA VI GmbH, CMEA VI Management, CMEA VI Verwaltungs, Baruch, Collier, Sohail and Watson are referred to individually herein as “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is c/o CMEA Capital, 1 Letterman Drive, Building C, Suite CM500, San Francisco, CA 94129

Item 2(c) Citizenship

CMEA VI is a limited partnership organized under the laws of the State of Delaware. CMEA VI GmbH is a limited partnership organized under the laws of Germany. CMEA VI Management is a limited partnership organized under the laws of the State of Delaware. CMEA VI Verwaltungs is a corporation with limited liability organized under the laws of Germany. Each of Baruch, Collier, Sohail and Watson is a United States citizen.

Item 2(d) Title of Class of Securities

Common Stock, $.001 par value

Item 2(e) CUSIP Number

45882D109

Item 3 If this Statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4 Ownership

(a)	See Item #5

(b)	See Item #5

(c)	See Item #5.

Item 5 Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6 Ownership of More than Five Percent of Another Person.

Not applicable.

CUSIP No. 45882D109	Page 11 of 13 Pages

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8 Identification and Classification of Members of the Group

Not applicable. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b).

Item 9 Notice of Dissolution of Group

Not applicable.

Item 10 Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certified that the information set forth in this statement is true, complete and correct.

EXECUTED this             day of November, 2014.

CMEA VENTURES VI, L.P.

By: CMEA Ventures VI Management, L.P., Its General Partner

By:	/s/ Thomas R. Baruch Name: Thomas R. Baruch Title: General Partner

CMEA VENTURES VI MANAGEMENT, L.P.

By:	/s/ Thomas R. Baruch Name: Thomas R. Baruch Title: General Partner

CMEA VENTURES VI GMBH & CO. KG

By: CMEA Ventures VI Verwaltungs GmbH Its General Partner By: CMEA Ventures VI Management, L.P., Its General Partner

By:	/s/ Thomas R. Baruch Name: Thomas R. Baruch Title: General Partner

CMEA VENTURES VI VERWALTUNGS GMBH

By: CMEA Ventures VI Management, L.P., Its General Partner

By:	/s/ Thomas R. Baruch Name: Thomas R. Baruch Title: General Partner

By:	/s/ Thomas R. Baruch Thomas R. Baruch

By:	/s/ Faysal A. Sohail Faysal A. Sohail

By:	/s/ James F. Watson James F. Watson